EXHIBIT 10.21
CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (“Agreement”), dated January 1, 2010 is made by and between Dorset Solutions Inc., a Canadian corporation, and its representative Philip Clark (collectively referred to as the “Consultant”), whose address is 1246 Upper Village Dr., Mississauga, Ontario L5E 3H6, and Element 21 Golf Company, a Delaware corporation (“Company”), having its principal place of business at 200 Queen’s Quay East, Unit 1, Toronto, Ontario M5A 4K9.

WHEREAS, Consultant has extensive background and knowledge in the area of federal securities laws and regulations related to accounting issues and accounting knowledge;

WHEREAS, Consultant desires to be engaged by Company to provide information, evaluation and consulting services to the Company in his area of knowledge and expertise on the terms and subject to the conditions set forth herein;

WHEREAS, Company is a publicly held corporation with its common stock shares trading on the NASDAQ Over-the-Counter Bulletin Board (OTCBB) market under the ticker symbol “ETGF,” and desires to further develop its business; and

WHEREAS, Company desires to engage Consultant to provide information, evaluation and consulting services to the Company in his area of knowledge and expertise on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration for those services Consultant provides to Company, the parties agree as follows:

1.	Agreement. The completed and signed Schedules attached to this agreement shall form part of this agreement and shall be governed by this Agreement, unless otherwise specified on the Schedule.

2.
Services. The Company is retaining the services of the Consultant, to provide consulting services outlined in Schedule A, in accordance with the terms and conditions contained in this Agreement. The Consultant shall provide services in a professional, business-like manner in accordance with applicable law and, if applicable, the company’s workplace policies.  The Company agrees that the Consultant’s services are provided on a best efforts basis within the time constraints of the contract and the Consultant may provide certain recommendations to the Company periodically.

3.
Term. The term of this Agreement will be for the duration outlined in Schedule A unless this Agreement is terminated earlier in accordance with the termination provisions below in this agreement or extended beyond the term upon mutual written agreement of both Parties. If this Agreement has not been terminated prior to the end of the Term and has not been renewed, it expires at the end of the Term with no obligation whatsoever on the part of either Party.

4.
Consultant status.  The Consultant’s relationship with the company, as created by this Agreement, is that of an independent consultant for the purposes of the federal Income Tax Act, any similar provincial taxing and employment standards legislation and the common law.  At no point during the term shall the consultant be viewed as the employee of the company.

5.
Fees. The fees shall be as outlined in Schedule B, exclusive of all applicable federal and provincial sales tax. For greater certainty, the company shall not be liable to provide or pay for any benefits, such as, health, dental or worker’s compensation insurance coverage, pension contributions, vacation time or vacation pay, overtime pay, sick leave or emergency leave on account of the Consultant or termination or severance pay, and the Consultant acknowledges that it is not entitled to any of the foregoing benefits.

6.
Business Expenses. The company shall reimburse the Consultant for reasonable and necessary expenses incurred by the Consultant, which have been pre-authorized by the company. For greater certainty, the company will not reimburse the Company for expenses related to a home office, tools and equipment, travel to and from the Consultant’s residence and the Company’s place of business.

7.
Invoices. The Consultant shall invoice the Company for the monthly cash fee, as outlined in Schedule B. The invoice will set out the period of consulting services provided, the total fees payable and, if applicable, GST/HST, along with the GST/HST registration number.

8.	Indemnification

(a) Company.  Company agrees to indemnify, defend, and shall hold harmless Consultant and /or his agents, and to defend any action brought against said parties with respect to any claim, demand, cause of action, debt or liability, including reasonable legal fees to the extent that such action is based upon a claim that: (i) is true, (ii) would constitute a breach of any of Company’s representations, warranties, or agreements hereunder, or (iii) arises out of the negligence or willful misconduct of Company, or any Company content to be provided by Company and does not violate any rights of third parties, including, without limitation, rights of publicity, privacy, patents, copyrights, trademarks, trade secrets, and/or licenses.

(b) Consultant.  Consultant agrees to indemnify, defend, and shall hold harmless Company, its directors, employees and agents, and defend any action brought against same with respect to any claim, demand, cause of action, debt or liability, including reasonable legal’ fees, to the extent that such an action arises out of the gross negligence or willful misconduct of Consultant.
(c) Notice. In claiming any indemnification hereunder, the indemnified party shall promptly provide the indemnifying party with written notice of any claim, which the indemnified party believes falls within the scope of the foregoing paragraphs. The indemnified party may, at its expense, assist in the defense if it so chooses, provided that the indemnifying party shall control such defense, and all negotiations relative to the settlement of any such claim. Any settlement intended to bind the indemnified party shall not be final without the indemnified party's written consent, which shall not be unreasonably withheld.

9.
Limitation of Liability. Consultant shall have no liability with respect to Consultant’s obligations under this Agreement or otherwise for consequential, exemplary, special, incidental, or punitive damages even if Consultant has been advised of the possibility of such damages. In any event, the liability of Consultant to Company for any reason and upon any cause of action, regardless of the form in which the legal or equitable action may be brought, including, without limitation, any action in tort or contract, shall not exceed ten percent (10%) of the fee paid by Company to Consultant for the specific service provided that is in question.

8.
Information provided. The Company shall provide all relevant, accurate and timely information relating to financial and accounting purposes including, but not limited to, full disclosure of all contracts, obligations, Board resolutions and issuance of equity and debt instruments.

9.	Termination of Agreement. This agreement may be terminated before the end of the original term by either party by any of the following events:

i)	Two weeks written or verbal notice by either Party to the other, which may be effective immediately or termination effective a mutually agreeable date or

ii)	Upon the bankruptcy or insolvency of either Party; or

iii)	Upon the death or incapacity of the Consultant.

10.
Intellectual and Proprietary Rights. The Consultant recognizes that all rights, including, without limitation, all intellectual and other proprietary rights, and documentation related thereto, which have been provided by the Company to the Consultant in connection with the performance of any of the services, are owned and shall continue to be owned by the Company. The Company also recognizes agrees further that all intellectual and other proprietary rights, in and to any methods, systems, inventions, concepts, ideas, know-how, data and databases, technology, and any enhancements, modifications, or additions to the foregoing or to any products owned, marketed or used by as well as any and all material, documentation, information and goods of the company, which have been created or developed by the Consultant in connection with the performance of the services shall enure to the benefit of the Company.

11.
 Confidentiality. The Consultant further acknowledges that in the course of providing services under this Agreement he may acquire information confidential to the company which information is the property of the company. As such, the Consultant agrees to treat as confidential and not to use or disclose any such information, except as necessary in the performance of services for the company.

12.	Assignment. This Agreement is not assignable by the company without the Company’s prior written consent.

13.	Governing Law. The Parties agree that this Agreement shall be governed by the laws of the Province of Ontario.

Name: N. Hearn	Name: Philip Clark
Title: CEO	Title: Director

Element 21 Golf Company	Dorset Solutions Inc.

February 17, 2010

Schedule A

Consulting Services

Provide services related to and customary to that of a person serving in Chief Financial Officer position, as well as, services related to Securities and Exchange Commission filings and assist in such filings for the next 12 months commencing on January 1, 2010.

All services below are provided on a best efforts basis within the time constraints of this contract. The following functions provide a general understanding of the general services to be provided.  Significant deviation from these listed functions will be mutually agreed upon by both parties and documented accordingly.

-	Oversee US and Canadian Tax filings

-	Setting up accounting structures and processes, including training of staff and/or assist in acquiring the right skill sets in accounting resources

-	Preparation of budgets and analyze operational expenses against budgets

-	Recommend policies and procedures for control of operational expenses

-	Provide guidance on processes for SOX compliance

-	Assist CEO in negotiations with banking and financing negotiations

-	Assist CEO in analysis of possible M&A

-	Work with Auditors to prepare required financial analysis and schedules

Every effort will be made by the Company to provide the Consultant’s services for the duration of the aforementioned term.  If, due to unavoidable circumstances, the Consultant cannot complete the aforementioned term in its entirety, Section 12 in the Consulting Services will apply.  At termination, all compensation and incentives due for services will be settled per Schedule B.

Schedule B

Services Fee schedule

The following compensation is based on assumption that the services performed shall be approximately two days a week.  The workload will be reviewed every 3-months.  Should it be determined that the workload average is more than two days per week, the parties shall renegotiate the compensation package.

Compensation shall be paid as follows:

1)	Monthly cash fee (excluding additional time for significant special projects addressed below):

$2,000 (two thousand) per month plus applicable taxes billed and payable on the 15th day of the calendar month worked. or

2)	Quarterly non-cash incentive payable in advance in the form of common stock purchase warrants (excluding additional time for significant special projects addressed below):

Quarterly period	Date of Issue	Exercise Price	Common stock purchase warrant of the Company’s restricted common stock
Jan. 1/10 to Mar.31/10	February 17, 2010	$0.60	75,000 shares
Apr. 1/10 to June 30/10	April 1, 2010	(A)	75,000 shares
July 1/10 to Sept. 30/10	July 1, 2010	(A)	75,000 shares
Oct. 1/10 to Dec. 31/10	October 1, 2010	(A)	75,000 shares

(A) The common stock purchase warrant shall have an exercise price equal to the closing bid price of the Company’s common stock on the date of issue.

Common stock purchase warrants (the “Warrant”), upon issuance, shall be fully paid, non-assessable, and free of any restrictions on transfer, but for those restrictions that are the result of state or federal securities laws. The common stock purchase warrants shall be issued to Consultant in the form of a warrant agreement (the "Warrant Agreement"), which shall be in a form and content reasonably satisfactory to the Consultant and its counsel and the Company and its counsel and shall bear a standard ’33 Act restrictive legend, as shall any shares issued upon the exercise thereof. The Warrant Agreement shall provide for, among other provisions, the above terms and the following: (1) The Warrant shall expire three years after the date that the Warrant Agreement is issued; (2) The Warrant shall have customary anti-dilution provisions for stock dividends, splits, mergers, and sale of substantially all assets of the Company; (3) The Consultant may exercise the Warrant at any time after signing the Warrant Agreement (4) The Warrants shall contain a "Cashless Exercise" provision that may be utilized 180 after issuance if there is not an effective Registration Statement covering the underlying common shares; (5) The Company shall reserve, and at all times have available, a sufficient number of shares of its common stock to be issued upon the exercise of the Warrant; and (6) The Company shall grant unlimited "piggy back" registration rights, at the Company's expense, to include the shares of the underlying common stock (to the extent Rule 144 is not then available for a sale of the shares) in any registration statement filed by the Company under the Securities Act of 1933 relating to an underwriting of the sale of shares of common stock or other security of the Company.

The Warrant shall be issued in the name of (Names will be provided under separate cover) and mailed to the following address:

Dorset Solutions Inc.
1246 Upper Village Dr.
Mississauga, Ontario
L5E 3H6
416-938-9641

In addition to the monthly cash fee and quarterly non-cash incentive, the Consultant is also entitled to the stock option plan set by the Board for the Officers of the Company.

Compensation for any additional time required for special projects and/or anomalies in the listed functions will be mutually agreed between both parties. For further clarification, compensation of additional time spent on special significant projects (e.g. M&A due diligence, integration, strategic plan, etc) is subject to additional compensation to be mutually agreed by both parties.

Should significant changes arise in the operations of the company’s operations that change the scope of the services during the term or for continuance subsequent to the end of the term, the parties may enter into discussions to mutually agree to change the aforementioned fee schedule.

Company shall pay to Consultant all fees within fifteen (15) days of the due date.  Failure of Company to finally pay any fees within fifteen (15) days after the applicable due date shall be deemed a material breach of this Agreement, justifying suspension of the performance of the “Services” provided by Consultant, will be sufficient cause for immediate termination of this Agreement by Consultant. Any such suspension will in no way relieve Company from payment of fees, and, in the event of collection enforcement, Company shall be liable for any costs associated with such collection, including, but not limited to, legal costs, legals’ fees, courts costs, and collection agency fees.

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